Exhibit (d)(2)(i)

INTERIM SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 26th day of June, 2023, between Aspiration Fund Adviser, LLC (the “Investment Adviser”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and UBS Asset Management (Americas) Inc. (the “Sub-Adviser”), a Delaware corporation registered as an investment adviser under the Advisers Act, with respect to the Aspiration Redwood Fund (the “Fund”), a series of Aspiration Funds (the “Trust”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser serves as investment adviser for the Fund pursuant to an investment advisory agreement between the Trust, on behalf of the Fund, and the Investment Adviser (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Investment Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Investment Adviser previously retained the Sub-Adviser to provide investment sub-advisory services to the Fund pursuant to the Sub-Investment Advisory Agreement dated December 6, 2016, as amended (the “Prior Sub-Investment Advisory Agreement”);

WHEREAS, a transaction involving the voting securities of the parent company of the Investment Adviser could be deemed to have resulted in a change of control of the Investment Adviser;

WHEREAS, such change of control in the Investment Adviser could be deemed to have resulted in the automatic termination of the Prior Sub-Investment Advisory Agreement, pursuant to Section 15(a)(4) of the 1940 Act;

WHEREAS, the Investment Adviser desires to retain Sub-Adviser to assist it in the provision of a continuous investment program for that portion of the Fund’s assets that the Investment Adviser will delegate to the Sub-Adviser, and Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Adviser has received (and has provided to the Trust) a copy of Part 2 of the Sub-Adviser’s Form ADV, as amended;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.
Appointment. The Investment Adviser hereby appoints the Sub-Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents. The Investment Adviser furnished the Sub-Adviser with copies, properly certified or authenticated, of each of the following:

(a)	resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub- Adviser as sub-adviser of the Fund and approving this Agreement;

(b)
if and to the extent the Fund has any shareholders and to the extent required, (i) proof of shareholder approval of the appointment of the Sub-Adviser, or (ii) a copy of any applicable orders of exemption issued by the Securities and Exchange Commission (the “SEC”) concerning shareholder approval requirements;

(c)
the most recent Prospectus, Summary Prospectus and Statement of Additional Information relating to any class of Shares representing interests in the Fund (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”);

(d)	The Fund’s Advisory Agreement;

(e)	The Trust’s most recent effective registration statement and financial statements as filed with the SEC (if any);

(f)	The Trust’s Amended and Restated Agreement and Declaration of Trust and By- Laws; and

(g)	Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees relating to obligations and services provided by the Sub-Adviser.

The Investment Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.
Management. Subject to the supervision of the Investment Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to the portion of the securities and investments and cash equivalents in the Fund assigned to the Sub-Adviser. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund and place, from time to time, orders for all purchases and sales made for the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Trust’s Board of Trustees, provided that the Sub-Adviser has notice or knowledge of any changes by the Board of Trustees to such investment objectives, policies or restrictions.

The Sub-Adviser is authorized on behalf of the Fund to (i) enter into agreements and execute any documents required to meet the obligations of the Fund with respect to any investments made for the Fund Account which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading Disclosure statements and similar disclosures.  The Sub-Adviser further shall have authority to instruct the Trust to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Fund, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund account. The Sub-Adviser shall not have the authority to cause the Trust to deliver securities and other property, or pay cash to the Sub-Adviser other than payment of the management fee provided for in this Agreement.

The Sub-Adviser further agrees that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to its other similar client mandates for which it has investment responsibilities;

(b)
will conform with all applicable Rules and Regulations of the SEC under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c)
will place or cause to be placed orders for a Fund either directly with the issuer or with any broker or dealer. Subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser may affect securities transactions which cause the Fund to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Investment Adviser determined in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer utilized by the Investment Adviser. However, a broker or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Sub-Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Sub-Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares. In no instance will portfolio securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, the Sub- Adviser or any affiliated person of the Trust, the Trust’s principal underwriter, Investment Adviser or Sub-Adviser, except to the extent permitted by the 1940 Act and the Commission;

(d)
will maintain all books and records with respect to the securities transactions of the Fund and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may request; and

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) shareholder services or support functions, such as responding to  shareholders’ questions about the  Fund or its investments or strategies; (b) providing employees of the Sub-Adviser to serve as officers of the Trust; (c) providing employees of the Sub-Adviser to serve as the Trust’s Chief Compliance Officer and associated staff; or (d) monitoring or informing the Adviser of class action litigation involving the securities held by the Fund.

The Sub-Adviser may delegate portfolio management and administrative and back office duties to its affiliates and may share such information as necessary to accomplish these purposes. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

4.
Objective, Policies and Restrictions. The Investment Adviser will, or will cause the Trust to, on an ongoing basis, notify the Sub-Adviser in advance in writing of each change in the fundamental and non-fundamental investment policies of the Fund and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement.

5.
Transaction Procedures. All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund, and the Sub-Adviser shall not have possession or custody thereof. The Sub- Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Fund placed by it with brokers and dealers. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, the Sub- Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6.
Proxies. The Investment Adviser hereby delegates to the Sub-Adviser the Investment Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments. The Sub-Adviser shall have the power to vote, either in person or by proxy, the portion of the securities assigned to the Sub-Adviser in which the Fund may be invested from time to time. The Sub-Adviser will provide the Investment Adviser with a copy of the Sub-Adviser’s proxy voting policies and procedures and establish a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended, Form N- PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

7.
Agent. Subject to any other written instructions of the Investment Adviser or the Trust, the Sub-Adviser is hereby appointed as agent and attorney-in-fact for the Fund for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Fund. Upon written request by the Investment Adviser, the Sub-Adviser agrees to provide the Investment Adviser and the Trust with copies of any such agreements executed specifically on behalf of the Fund.

8.	Services Not Exclusive.

(a)
The  Sub-Adviser  and its officers may  act and  continue to  act  as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

(b)
Nothing in this Agreement shall limit or restrict the Sub-Adviser, affiliates, or any of either of their respective members, partners, officers, or employees from buying, selling or trading in any securities for its or their own account. The InvestmentAdviser  acknowledges  (and  represents  that  the  Trust  has acknowledged) that the Sub-Adviser, its affiliates and their respective members, partners, officers, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Sub-Adviser shall have no obligation to acquire for the Fund a position in any investment which the Sub- Adviser, any affiliate, or any of their respective members, partners, officers, or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

(c)
The Sub-Adviser agrees that this Section does not constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub-Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub-Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Sub-Adviser agrees that this does not constitute a waiver by the Trust or the Investment Adviser of the fiduciary obligation of the Sub-Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Sub-Adviser agrees that this Section 8 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

9.
Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

10.
Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. Notwithstanding anything to the contrary, the Sub-Adviser shall, for absence of doubt, not (i) pay for the cost of securities (including brokerage commissions, if any, taxes, borrowing costs (such as dividend expenses on securities sold short and interest)) purchased for the Fund, or (ii) be required to pay any other expenses of or for the Trust or the Fund that have not been expressly assumed by the Investment Adviser.

11.
Compensation. For the services provided pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee as set forth on Schedule A hereto. Such fee will be paid quarterly in arrears.

12.	Limitation of Liability.

(a)
The Sub-Adviser, its officers, directors, employees, agents or affiliates shall not be liable to the Investment Adviser or the Fund or their directors, officers, employees, agents or affiliates for any act, omission, error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Sub- Adviser’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)
The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to the Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser or its agents.

(c)
The Sub-Adviser shall not be liable to the Investment Adviser, the Fund, or their shareholders, or the Trust for any action taken of failure to act in good faith reliance upon: (i) information, instructions, or requests, whether oral or written, with respect to the Fund made to the Sub-Adviser by a duly authorized officer of the Investment Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board of Trustees of the Trust; all except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard, or willful misconduct in connection with performing its duties under this Agreement.

(d)	Without limiting the generality of the foregoing, neither the Adviser nor the Sub- Adviser will be liable for any indirect, special, incidental, or consequential damages.

13.	Duration. Unless sooner terminated, this Agreement shall continue until January 9, 2024.

14.	Termination. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty:

(a)	by the Trust by vote of the Trust’s Board of Trustees or by a vote a majority of the outstanding voting securities of the Fund;

(b)	by the Investment Adviser or the Sub-Adviser at any time on 60 days’ written notice;

(c)
by any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 20 days of written notice of the breach; or

(d)	Immediately in the event of its assignment.

15.
Sub-Adviser’s Representations. The Sub-Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations. The Sub-Adviser further represents the following:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b)
The Sub-Adviser is a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)
The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub- Adviser for execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)
The Form ADV provided to the Investment Adviser and the Trust by the Sub- Adviser is a true and complete copy of the form, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

16.
Investment Adviser Representations. The Investment Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to retain the Sub- Adviser to assist it in the provision of a continuous investment program for the portion of the Fund’s assets assigned to the Sub-Adviser by the Investment Adviser. The Investment Adviser further acknowledges, represents, and warrants that:

(a)
If  the  Sub-Adviser  is registered  as  a  Commodity  Trading  Advisor  under  the Commodity Exchange Act, the Investment Adviser consents to the Sub-Adviser’s compliance with the alternative disclosure and recordkeeping standard available to exempt accounts under CFTC Rule 4.7 with respect to the Fund’s trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Investment Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request whether the Fund is a “qualified eligible person” (“QEP”) as defined in Rule 4.7.

(b)
If the Investment Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to the Fund, the Investment Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

(c)
The assets in the Fund are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Investment Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus; and

(d)
The Investment Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for the Investment Adviser, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified under this Agreement in accordance with applicable law (including Section 851 of the IRC, the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Investment Adviser, and the Fund’s Prospectus (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Funds, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Funds, the Adviser or the Trust’s administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Investment Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

17.
Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

18.
Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

19.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware.

20.
Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or email addresses, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

ATTN: Legal Department
UBS Asset Management (Americas) Inc. One North Wacker Drive
Chicago, IL 60606
Email: mark.kemper@ubs.com

If to the Investment Adviser:

ATTN: Chief Executive Officer
Aspiration Fund Adviser, LLC
4640 Admiralty Way
Marina Del Rey, CA 90292
Email: [ ]

Consent to Electronic Delivery

E-mail messages are not encrypted and cannot be guaranteed to be secure or error-free as information could be intercepted, corrupted, lost, destroyed, arrive late or incomplete, or contain viruses without the knowledge of the sender or intended recipient. The Investment Adviser consents to the Sub-Adviser providing confidential information regarding the Services through e-mail, and the Investment Adviser hereby releases the Sub-Adviser from liability for any damages that may occur as a result of these matters.

21.
Survival. Sections 15 and 16, respectively, shall survive for the duration of this Agreement and the Sub-Adviser shall promptly notify the Investment Adviser in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

23.	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

24.
Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

25.	Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

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Pursuant to an exemption from the CFTC in connection with accounts of QEPs, this account document is not required to be, and has not been, filed with the CFTC. The CFTC does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of Sub-Adviser’s disclosure. Consequently, the CFTC has not reviewed or approved this trading program or account document.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Aspiration Fund Adviser, LLC

By:	/s/ Timothy Newell
Name:	Timothy Newell
Title:	CEO

UBS Asset Management (Americas) Inc.

By:	/s/ Mark Kemper	/s/ Kevin Granelli
Name:	Mark Kemper	Kevin Granelli
Title:	Managing Director	Executive Director

SCHEDULE A TO THE
SUB-INVESTMENT ADVISORY AGREEMENT BETWEEN
ASPIRATION FUND ADVISER, LLC AND
UBS Asset Management (Americas) Inc.

Name of Fund	Compensation

Aspiration Redwood Fund	•	50% of fees received, in arrears by Aspiration Fund Adviser for Advisory Services to the Fund on the first $250 million
	•	30% of fees received, in arrears by Aspiration Fund Adviser for Advisory Services to the Fund on the next $750 million
	•	20% of fees received, in arrears by Aspiration Fund Adviser for Advisory Services to the Fund thereafter

UBS AM shall waive 10% of its earned fees which will be marked as a donation to the 501(c)3 Aspiration Foundation